Exhibit 99.1

REGEN BIOLOGICS ESTABLISHES BRANDED MARKETING AND
DISTRIBUTION ACTIVITIES IN EUROPE

Company Reconnects with Surgeons Performing CMI Procedure to Ensure Product Availability and
Product Support Services

FRANKLIN LAKES, NJ, May 26 2005—ReGen Biologics, Inc. (OTC:RGBI) an orthopedic products company that develops, manufactures, and markets innovative tissue growth and repair products for U.S. and global markets, announced today that it has established branded marketing and distribution of the patented ReGen® Collagen Meniscus Implant (CMI) and other products in Europe.

In March 2005, ReGen Biologics, Inc. founded a wholly owned subsidiary in Switzerland, ReGen Biologics AG, with the intent to build a proprietary brand in Europe by marketing and distributing the CMI and other products in Europe directly and through a network of local market distributors. The primary goal of ReGen AG is to operate closely with European customers and provide them with next generation products and services directly targeting their needs.

ReGen has engaged the efforts of MedWork AG, a Swiss based firm with expertise and an expansive European network in the medical device industry. MedWork is led by experienced orthopaedic industry executives, including Andreas Baenziger, M.D. and Thomas Fischer.

Previously, the ReGen® CMI was marketed and distributed in Europe by Zimmer GmbH (formerly Centerpulse / Sulzer Medica). Through its Swiss subsidiary, ReGen will now begin to market its products directly and through a network of local and regional distributors. The first priority is to ensure product availability to the surgeons currently performing the CMI procedure. The Company will also begin to train new surgeons and expand the base of customers for the CMI and other products.

About ReGen Biologics AG:

ReGen Biologics AG is a wholly-owned subsidiary of ReGen Biologics Inc. The Swiss subsidiary was founded in 2005 and will lead the European marketing and distribution for the CMI and other ReGen Biologics, Inc. products.

For more information about marketing and distribution in Europe, please contact:

Thomas B. Fischer	Evelyne M. Hasler
ReGen Biologics AG	ReGen Biologics AG
Feldstrasse 11	Feldstrasse 11
CH 9050 Appenzell	CH-9050 Appenzell
+41 (0)79 500 79 54	+41 (0)79 820 62 42
thomas.fischer@regenbio.com	evelyne.hasler@regenbio.com

About ReGen Biologics, Inc.:

ReGen Biologics is an orthopedic products company that develops, manufactures and markets innovative tissue growth and repair products for U.S. and global markets. ReGen’s first product using its patented core technology is the CMI, which uses the body’s own healing process to grow new tissue in the meniscus, and restore activity levels for patients with meniscus loss. The Company’s Multicenter Pivotal Clinical Trial is the largest clinical trial ever conducted involving the human meniscus. The manufacturing module was submitted to the FDA in Q3 2004. The Company expects to conclude the PMA submission with the filing of the CMI clinical module in the second half of 2005.

ReGen is headquartered in Franklin Lakes, NJ and manufactures the CMI in its ISO Certified facility located in Redwood City, CA.

For more information on ReGen, visit www.regenbio.com, call (201) 651-5140, or email info@regenbio.com.

Contact:
Brion Umidi	Al Palombo
ReGen Biologics, Inc.	Cameron Associates
Senior Vice President	Investor Relations
Chief Financial Officer	(212) 245-8800 Ext. 209
(201) 651-3515	al@cameronassoc.com
bumidi@regenbio.com

This press release contains forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on the current expectations and beliefs of the managements of ReGen and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, including those discussed in the Risk Factors section of ReGen’s Q1 2005 quarterly report on Form 10-Q. ReGen’s filings with the SEC are available to the public at the Company’s website at http://www.regenbio.com, from commercial document-retrieval services, and at the Web site maintained by the SEC at http://www.sec.gov.